UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       SAPOSNICK,     MARTIN   I.
       21 SCHERMERHORN ST
       BROOKLYN, NY  11210
   USA
2. Issuer Name and Ticker or Trading Symbol
       W3 GROUP, INC.
      WWWG and WWWGP
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      JULY 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
   COMMON STOCK            |N/A   |N/A | |NONE              |N/A|N/A        |625,000            |I (a) |By Lormar Corp.            |
-----------------------------------------------------------------------------------------------------------------------------------|
   COMMON STOCK            |N/A   |N/A | |NONE              |N/A|N/A        |7,617              |I (b) |By Remsen                  |
-----------------------------------------------------------------------------------------------------------------------------------|
   COMMON STOCK            |07/21/|J (c| |22,500            |D  |NIL        |-0-                |I (d) |By Ameristar               |
                           |00    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
   COMMON STOCK            |N/A   |N/A | |NONE              |N/A|N/A        |3,334              |I (e) |By Dunhill                 |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Warrant to Purchase C|$.600/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|22,851 |N/A    |22,851      |I (|By Remsen   |
ommon Stock           |        |     |    | |           |   |/99  |/01  |            |       |       |            |b) |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Warrant to Purchase C|$6.00/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|67,500 |N/A    |67,500      |I (|By Ameristar|
ommon Stock           |        |     |    | |           |   |/99  |/01  |            |       |       |            |d) |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Warrant to Purchase C|$6.00/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|10,002 |N/A    |10,002      |I (|By Dunhill  |
ommon Stock           |        |     |    | |           |   |/99  |/01  |            |       |       |            |e) |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Shares are held by Lomar Corp., a private company, of which the Reporting Person is a part owner.
(b) Shares and warrants are held by Remsen Group, Ltd., a private company, of which the Reporting person is a part owner.
(c) Shares were transferred in a private transaction to two individuals not associated with the Issuer.
(d) Shares and warrants are held by Ameristar Group Incorporated, a private company, of which the Reporting person is a part owner.
(e) Shares and warrants are held by Dunhill Limited, a private company, of which the Reporting person is a part owner.
SIGNATURE OF REPORTING PERSON
  /s/   MARTIN I. SAPOSNICK
DATE
  August 15, 2000